SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

BETWEEN

ARTESIAN WATER COMPANY, INC.

AND

COBANK, ACB

DATED AS OF SEPTEMBER 20, 2019

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.	Definitions
SECTION 1.02.	Rules of Interpretation
ARTICLE 2	AMOUNT AND TERMS OF LOANS
SECTION 2.01.	The Commitment
SECTION 2.02.	Purpose
SECTION 2.03.	Availability
SECTION 2.04.	Interest
SECTION 2.05.	Commitment Fees
SECTION 2.06.	Repayment
SECTION 2.07.	Prepayment
SECTION 2.08.	Note
SECTION 2.09.	Security
SECTION 2.10.	Payments
SECTION 2.11.	Broken Funding Surcharge
ARTICLE 3  CONDITIONS PRECEDENT
SECTION 3.01.	Conditions Precedent to Initial Loan
SECTION 3.02.	Conditions to Each Loan
ARTICLE 4  REPRESENTATIONS AND WARRANTIES
SECTION 4.01.	Organizations and Good Standing
SECTION 4.02.	Subsidiaries
SECTION 4.03.	Financial Statements
SECTION 4.04.	Litigation
SECTION 4.05.	Taxes
SECTION 4.06.	Liens
SECTION 4.07.	Title to Properties
SECTION 4.08.	[Reserved].
SECTION 4.09.	Calamities, Strikes, etc.
SECTION 4.10.	Restrictions on the Company
SECTION 4.11.	No Conflicts
SECTION 4.12.	No Defaults
SECTION 4.13.	Compliance with Laws
SECTION 4.14.	Validity. Enforceable Obligations
SECTION 4.15.	Full Disclosure
SECTION 4.16.	Use of Proceeds
SECTION 4.17.	ERISA
SECTION 4.18.	Principal Place of Business; Records
SECTION 4.19.	Rate Matters
SECTION 4.20.	System Condition; Water Rights
SECTION 4.21.          [Intentionally Omitted]
SECTION 4.22.	Investment Company Act.
SECTION 4.23.	No Default Under Other Agreements
SECTION 4.24.	Indebtedness
SECTION 4.25.	Solvency
SECTION 4.26.	Insurance
SECTION 4.27.	Franchise, Licenses, Etc.
SECTION 4.28.	Sanctions
ARTICLE 5  FURNISHING FINANCIAL AND OTHER INFORMATION
SECTION 5.01.	Annual Financial Statements of Company
SECTION 5.02.	Financial Statements of the Corporation
SECTION 5.03.	SEC and Other Related Reports
SECTION 5.04.	Requested Information
SECTION 5.05.	Officer’s Annual Certificate
SECTION 5.06.	Inspection
SECTION 5.07.	Notice of Default
SECTION 5.08.	Notice of Non-Environmental Litigation
SECTION 5.09.	Notice of Environmental Matters
SECTION 5.10.	ERISA Reportable Events
ARTICLE 6  COVENANTS
SECTION 6.01.	Compliance With Laws and Agreements
SECTION 6.02.	Capitalization
SECTION 6.03	Licenses, Etc.
SECTION 6.04.	Water Rights
SECTION 6.05.	Loans and Investments
SECTION 6.06.	Guarantees
SECTION 6.07.	Mergers; Acquisitions: Etc
SECTION 6.08.	Transfer of Assets
SECTION 6.09.	Change in Business
SECTION 6.10.	Distributions
SECTION 6.11.	Preservation of Existence, Franchise and Assets
SECTION 6.12.	Books and Records
SECTION 6.13.	Payment of Taxes and Other Indebtedness
SECTION 6.14.	Insurance
SECTION 6.15.	Performance of Obligation
SECTION 6.16.	Audits/Inspections
SECTION 6.17.	Nature of Business
SECTION 6.18.	Arm’s-Length Transactions
SECTION 6.19.	Fiscal Year; Organization Documents
SECTION 6.20.	Liens
SECTION 6.21.	Indebtedness
SECTION 6.22.	EBITDA to Interest Coverage Ratio
SECTION 6.23.	Sanctions, Etc.
ARTICLE 7  EVENTS OF DEFAULT
SECTION 7.01.	Events of Default
SECTION 7.02.	Acceleration; Remedies
SECTION 7.03.	Application of Payments After Event of Default.
ARTICLE 8  MISCELLANEOUS
SECTION 8.01.	Notices and Other Communications; Facsimile Copies
SECTION 8.02.	Rights of Set-Off.
SECTION 8.03.	Successors and Assigns
SECTION 8.04.	No Waiver; Remedies Cumulative
SECTION 8.05.	Payment of Expenses, Etc.
SECTION 8.06.          Amendments, Waivers and Consents
SECTION 8.07.	Counterparts
SECTION 8.08.	Headings
SECTION 8.09.	Survival of Indemnification and Representations and Warranties
SECTION 8.10.	Governing Law
SECTION 8.11.	Waiver of Jury Trial
SECTION 8.12.	Severability
SECTION 8.13.	Further Assurances
SECTION 8.14.	Entirety
SECTION 8.15.	Binding Effect; Continuing Agreement
SECTION 8.16.	Confidentiality
SECTION 8.17.	USA PATRIOT ACT
EXHIBIT A	DEFINITIONS AND RULES OF INTERPRETATIONA-
EXHIBIT B	FORM OF PROMISSORY NOTEB-
EXHIBIT C	FORM OF ANNUAL COMPLIANCE CERTIFICATEC-

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of September 20, 2019, between ARTESIAN WATER COMPANY, INC., a Delaware corporation (the “Company”), and CoBANK, ACB, a federally chartered instrumentality of the United States (the “Lender” or “CoBank”).

BACKGROUND

The Company and CoBank are parties to an Amended and Restated Revolving Credit Agreement dated as of September 28, 2017, as amended by a First Amendment to Amended and Restated Revolving Credit Agreement dated as of July 18, 2018 (the “Existing Credit Agreement”). The parties now desire to amend and restate the Existing Credit Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the Existing Credit Agreement to read as follows:

ARTICLE 1
(i)          DEFINITIONS AND ACCOUNTING TERMS

(1)          SECTION 1.01.          Definitions. Except as otherwise expressly provided in this Agreement, capitalized terms used in this Agreement and defined in Exhibit A hereto shall have the meanings set forth in such Exhibit.

SECTION 1.02.          Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the rules of interpretation set forth in Exhibit A hereto shall apply to this Agreement.

ARTICLE 2
(ii)          AMOUNT AND TERMS OF LOANS

SECTION 2.01.          The Commitment.  On the terms and conditions set forth in this Agreement, the Lender agrees to make loans (each a “Loan” and collectively the “Loans”) to the Company from time to time during the period commencing on September 28, 2017 and ending on July 20, 2020 or such later date as CoBank may, in its sole discretion, authorize in writing (the “Maturity Date”), in an aggregate principal amount not to exceed, at any one time outstanding, $20,000,000 (the “Commitment”). The Commitment will be renewed for an additional year only if, on or before the Maturity Date, CoBank provides to the Company a written notice of renewal for an additional year (a “Renewal Notice”).  If on or before the Maturity Date, CoBank grants a short-term extension of the Commitment, the Commitment will be renewed for an additional year only if CoBank provides to the Company a Renewal Notice on or before such extended expiration date.  All annual renewals will be measured from, and effective as of, the same day as the Maturity Date in any year.  Within the limits and during the term of the Commitment, the Company may borrow, prepay pursuant to Section 2.07 hereof, and reborrow.

SECTION 2.02.          Purpose.  The purpose of the Loans is to finance the operations of the Company and to provide up to $10,000,000 for the purpose of making loans to Artesian Water Maryland, Inc. The Company agrees to use the proceeds of the Loans for those purposes and no other.

SECTION 2.03.          Availability. Loans will be made available on any Business Day upon the telephonic, written, or, if provided by separate agreement between the parties, electronic request of an authorized employee of the Company; provided, however, that any request made telephonically shall be promptly confirmed in writing by the Company if required by CoBank. Requests for Loans must be received not later than 12:00 Noon, Eastern time on the date the Loan is to be made.  Loans will be made available by wire transfer of immediately available funds. Wire transfers shall be made to such account or accounts as may be authorized by the Company on forms supplied or approved by CoBank.

          SECTION 2.04.Interest.

          (A)Interest Rate Options. The Company agrees to pay interest on the unpaid principal balance of the Loans in accordance with one or more of the following interest rate options, as selected by the Company in accordance with the terms hereof:

          (1)Weekly Variable Rate Option. At a rate per annum equal to the rate of interest established by CoBank on the first Business Day of each week (the “Variable Rate Option”). The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(2)          LIBOR Option.  At a fixed rate per annum equal to LIBOR (but in no event less than zero) plus 1.50% (the “LIBOR Option”). Under this option rates may be fixed: (A) for Interest Periods of 1, 2, 3, or 6, months, as selected by the Company; provided, however, that in no event may rates be fixed for Interest Periods expiring after the Maturity Date; (B) on balances of $100,000 or in multiples thereof; (C) on a Banking Day on 3 Banking Days’ prior notice; and (D) on not more than five (5) separate balances at any one time.

          (B)Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option(s) each time it requests a Loan; (2) may, on three Banking Days’ notice, elect to convert balances bearing interest at the Variable Rate Option to the LIBOR Option; (3) may, three (3) Banking Days’ prior to the expiration of any Interest Period elect, effective on the last day of the Interest Period, to refix a rate under the LIBOR Option or convert the balance the Variable Rate Option.  In the absence of an election provided for herein, the Company shall be deemed to have elected the Variable Rate Option.  All elections provided for herein may be made telephonically, in writing, or, if agreed to in a separate agreement, electronically, and must be received by 12:00 Noon Company’s local time on the applicable day.  Any election made telephonically, shall, if required by CoBank, be promptly confirmed in writing.

          (C)Calculation and Payment.  Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.  In calculating interest, the date each Loan is made shall be included and the date each Loan is repaid shall, if received before 3:00 P.M. Mountain time, be excluded.  Interest shall be: (1) alculated monthly in arrears as of the last day of each month and on the Maturity Date; and (2) due and payable on the 20th day of the following month and on the Maturity Date.  Notwithstanding the foregoing, at CoBank’s option, interest on balances bearing interest at the LIBOR Option shall be payable on the last day of the Interest Period or, in case of Interest Periods of longer than three months, at three month itervals.

          (D)Additional Provisions Regarding LIBOR Option.  Notwithstanding any other provision hereof, CoBank shall have the right to temporarily suspend or permanently terminate the Company’s ability to fix rates under the LIBOR Option or for one or more Interest Periods if, for any reason whatsoever (including a change in Applicable Law): (1) LIBOR is no longer being quoted in the London interbank market or is no longer being quoted for an Interest Period; (2) CoBank is prohibited from offering rates based on LIBOR; or (3) CoBank’s cost to fund balances bearing interest at the LIBOR Option (as determined by CoBank in its sole discretion) increases beyond any corresponding increase in LIBOR or decreases less than any corresponding decrease in LIBOR. In addition, if as a result of a change in Applicable Law or otherwise, CoBank is required to allocate additional capital to, or otherwise bear increased costs as a result of maintaining balances under, the LIBOR Option, the Company agrees to indemnify CoBank upon demand against all such costs.

          SECTION 2.05.Commitment Fees.  In consideration of the Commitment, the Company agrees to pay to the Lender a commitment fee on the average daily unused portion of the Commitment from the date hereof until the Commitment expires or is terminated at the rate of 1/4th of 1% (0.25%) per annum (calculated on an actual/360 day basis). Such fees shall be: (a) calculated quarterly in arrears as of the last day of each calendar quarter and on the date the Commitment expires or is terminated; and (b) due and payable on the 20th day of each January, April, July and October and on the date the Commitment expires or is terminated.  Such fee shall be payable for each quarter or portion thereof during the original or any extended term of the Commitment; provided, however, that nothing contained herein shall obligate CoBank to extend the term of the Commitment.

          SECTION 2.06.Repayment.  The Loans shall mature and be due and payable on the Maturity Date.

          SECTION 2.07.Prepayment.

(A)          Voluntary. The Company shall have the right upon one, or, in the case of LIBOR Balances, three Business Days prior notice (which notice shall be irrevocable), to prepay the Loans in whole or part. In the event the Company prepays any LIBOR Balance, then at the time thereof, the Company shall pay to CoBank a prepayment surcharge calculated in accordance with Section 2.11 hereof.

(B)          Mandatory. The Company shall prepay the Loans if required pursuant to Section 7.02 hereof.

          SECTION 2.08.Note. The Company’s obligation to repay the Loans shall be evidenced by a promissory note in substantially the form of Exhibit B hereto, duly completed, dated the date hereof, and in the amount of the Commitment (the “Note”).

SECTION 2.09.          Security.  The Company’s obligations under the Credit Documents shall be secured by a statutory first priority Lien on all equity which the Company may now own or hereafter acquire or be allocated in the Lender and all proceeds thereof. The Company agrees to take such steps (including the execution and recording of such instruments and documents) as the Lender may from time to time require in order to confirm or enable the Lender to realize upon its Lien.

          SECTION 2.10.          Payments.

          (A)Manner of Making Payments. The Company shall make all payments to the Lender under this Agreement and the other Credit Documents by wire transfer of immediately available funds in accordance with the following wire transfer instructions (or in accordance with such other wire transfer instructions as the Lender may direct by notice):

Name of Bank:  COBANK
Location:          Greenwood Village, CO
ABA No.          307088754
Reference:          Artesian Water Company, Inc.

          (B)Business Days. In the event any day on which any payment required to be made hereunder or under the Note is not a Business Day, then such payment shall be due and payable on the next Business Day and, in the case of principal, interest shall continue to accrue thereon.

          (C)Records. The Lender shall keep a record of the unpaid principal balance of the Loans, the interest rate elections made with respect thereto, the interest accrued on the Loans, and all payments made with respect to the Loans, and such record shall, absent proof of error, be conclusive evidence of the outstanding principal and interest on the Loans.

SECTION 2.11.          Broken Funding Surcharge.  In the event the Company:  (i) repays any LIBOR Balance prior to the last day of the Interest Period applicable thereto, whether such payment is made voluntary, by reason of acceleration, or otherwise; or (ii) fails for any reason to borrow, convert to, or renew any LIBOR Balance on the date fixed therefor, then the Company shall pay to the Lender a surcharge calculated in accordance with the next sentence hereof.  Such surcharge shall be in an amount equal to the greater of: (i) the present value of the sum of: (a) any funding losses imputed by the Lender to have been incurred as a result of such payment, conversion or failure; and (b) a per annum yield of ½ of 1% on the amount prepaid, converted or not borrowed for the period such amount was scheduled to have been outstanding at such fixed rate; or (ii) $300.  Such surcharge shall be determined and calculated in accordance with methodology established by the Lender, a copy of which will be made available upon request.

ARTICLE 3
CONDITIONS PRECEDENT

SECTION 3.01.          Conditions Precedent to Initial Loan.  The obligation of the Lender to make the initial Loan to the Company is subject to the conditions precedent that the Lender shall have received, on or before the day of such initial Loan, each of the following (which, in the case of instruments or documents, must be originals and in form and content satisfactory to the Lender):

(A)          This Agreement. This Agreement, duly executed by each of the parties hereto in sufficient counterparts for each party hereto.

(B)          The Note. The Note duly executed by the Company.

          (C)Secretary’s Certificate. A certificate of the Secretary of the Company in form and content prescribed by CoBank, attaching and certifying as to each of the following (each of which must be in form and content reasonably acceptable to CoBank): (1) resolutions of the Company’s board of directors authorizing the transactions contemplated herein and in the other Credit Documents; (2) a certificate of incumbency showing the names and true ink signatures of the officers of the Company that are authorized to enter into this Agreement and the other Credit Documents; (3) the certificate of incorporation of the Company, as amended to the date hereof; (4) the bylaws of the Company, as amended to the date hereof; and (5) a certificate of the Secretary of State of Delaware attesting to the due incorporation and good standing of the Company in the State of Delaware.

(D)          [Intentionally Omitted].

(E)          Fees and Expenses. Payment by the Company of all fees and expenses owed by it to the Lender.

(F)          Insurance.  Such evidence as the Lender shall require that the Company is in compliance with Section 6.14 hereof.

(B)          (G)          Officer’s Certificate.  A certificate of a Financial Officer of the Company as of the Closing Date in form and content prescribed by CoBank.

SECTION 3.02.          Conditions to Each Loan.  The obligation of the Lender to make any Loan to the Company, including the initial Loan, is subject to the conditions precedent that: (A) each of the representations and warranties set forth herein and in such other Credit Documents be true and correct on the date of such Loan, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (B) no Default or Event of Default shall have occurred and be continuing; and (C) at the time of such Loan, there shall not exist any event which could reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Lender that:

SECTION 4.01.          Organizations and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with corporate power and authority to own and operate its properties and to carry on its business as now conducted, which consists of the gathering, purification, transportation, storage and distribution of water solely in the State of Delaware. The Company is a wholly owned subsidiary of Artesian Resources Corporation, a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware (the “Corporation”).

SECTION 4.02.          Subsidiaries. The Company has no Subsidiaries.

SECTION 4.03.          Financial Statements. (A) The balance sheets of the Company for the year ended December 31 in each of the years 2015 and 2016 and the related statements of income, retained earnings and cash flows for the years ended on said dates, copies of all of which have been furnished to the Lender, accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by the Company’s independent certified public accountants, have been prepared in accordance with generally accepted accounting principles consistently applied and the applicable provisions of the regulatory authorities having jurisdiction in the premises, are correct and complete, and present fully and fairly the financial position of the Company as of such dates and the results of its operations and changes in its financial position for such periods.

(B)          Since December 31, 2016, there has been no change in the condition, financial or otherwise, of the Company as shown on the balance sheet as of such date except increases, if any, in its current indebtedness to banks incurred for working capital and except changes in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect.

(C)          All budgets, projections, feasibility studies, and other similar documentation submitted by the Company to the Lender in connection with the transactions contemplated by this Agreement were based upon assumptions that were reasonable and, as of the date hereof, no fact has come to light, and no event has occurred, that would cause any such assumption not to be reasonable.

SECTION 4.04.          Litigation. Except as set forth in Schedule 4.04 hereof, there are no actions, suits or proceedings pending or, to the best of the knowledge of the Company, threatened against or affecting the Company at law or in equity or before or by any Governmental Authority, that would reasonably be expected to involve the possibility of any material judgment or liability against the Company or otherwise have a Material Adverse Effect. The Company is not in default with respect to any order of any court or Governmental Authority.

SECTION 4.05.          Taxes. The Company has filed prior to delinquency all required tax returns and paid all applicable federal, state and local taxes, other than taxes not yet due or that may hereafter be paid without penalty, and the Company has no knowledge of any material deficiency or additional assessment in connection therewith not provided for on the books of the Company.

SECTION 4.06.          Liens. There are no Liens on any property of the Company other than the Lien of the Indenture and Permitted Encumbrances.

SECTION 4.07.          Title to Properties. The Company has good title to all its property and assets reflected on the balance sheet of the Company as of December 31, 2016 (other than property or assets subsequently disposed of in the normal and ordinary course of business).

SECTION 4.08.          [Reserved].

SECTION 4.09.          Calamities, Strikes, etc. Since December 31, 2016, the business, properties and assets of the Company have not been adversely affected in any substantial way as the result of any fire, explosion, accident, windstorm, strike, labor disturbance, lockout, combination of workmen, requisition or taking of property by the United States or any agency thereof or by the State of Delaware or any municipality or other agency thereof, flood, drought, embargo, riot, war or act of God or the public enemy.

SECTION 4.10.          Restrictions on the Company. The Company is not a party to or bound by any contract, indenture, agreement or instrument, or any law, rule or regulation, any judgment or order of any court or Governmental Authority that restricts or limits the right or ability of the Company to enter into and perform the Credit Documents; and no approval, authorization, consent or withholding of objection on the part of any Person, including any Governmental Authority, is necessary in connection with the execution or performance of the Credit Documents. No action on the part of any shareholder of the Company is necessary in connection with the execution and delivery by the Company of and the performance by the Company of its obligations under the Credit Documents.

SECTION 4.11.          No Conflicts. The execution and delivery of the Credit Documents and the consummation of the transactions therein contemplated, and the compliance with the Credit Documents by the Company, will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of the Company pursuant to the terms of, the charter or by-laws of the Company, or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or the Corporation is a party, or by which the property or assets of either may be bound or affected.

SECTION 4.12.          No Defaults. The Company is operating its business in compliance with the terms of the Credit Documents, and no Default or Event of Default exists.

SECTION 4.13.          Compliance with Laws.

(A) The Company is not (i) in default with respect to any order, writ, injunction or decree of any court or (ii) in default in any material respect under any law, ordinance, order, regulation, license or demand (including ERISA, the Occupational Safety and Health Act of 1970 and laws and regulations establishing quality criteria and standards for air, water, land and toxic waste) of any Governmental Authority, default under which would have consequences that could reasonably be expected to have a Material Adverse Effect.

(B)          The Company is not in violation of any applicable Federal, state or local laws, statutes, rules, regulations, ordinances, permit, licenses or authorizations relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could reasonably be expected to have a Material Adverse Effect. The Company does not know of any liability or class of liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

SECTION 4.14.          Validity. Enforceable Obligations. This Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

SECTION 4.15.          Full Disclosure. The financial statements referred to in Section 4.03 of this Agreement do not, nor does any other written statement furnished to the Lender by the Company in connection herewith, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company that the Company has not disclosed to the Lender in writing that materially affects adversely nor, so far as the Company now can reasonably foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company.

SECTION 4.16.          Use of Proceeds. None of the transactions contemplated in the Agreement (including, without limitation, the use of proceeds from the Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not intend to purchase, with the proceeds of the Loans, any “margin stock” within the meaning of said Regulation G. None of the proceeds from the Loans will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

SECTION 4.17.          ERISA.  The consummation of the transactions provided for in the Agreement and compliance by the Company with the provisions thereof will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. Each “Plan” (as hereinafter defined) complies in all material respects with all applicable statutes and governmental rules and regulations, and (i) no “Reportable Event” (as hereinafter defined) has occurred and is continuing with respect to any Plan, (ii) the Company has not withdrawn from any Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan that could result in the incurrence by the Company of any material liability, fine or penalty. No Plan maintained by the Company, nor any trust created thereunder, have incurred any “accumulated funding deficiency” as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. The Company does not have any contingent liability with respect to any post-retirement “welfare benefit plans” (as such term is defined in ERISA) except as has been disclosed to the Lender.

SECTION 4.18.          Principal Place of Business; Records. The principal place of business and chief executive office of the Company and the place where the records of the Company are kept is at the address of the Company shown in Schedule 8.01 of this Agreement.

SECTION 4.19.           Rate Matters. The Company’s current rates for the provision of water services have been approved by all necessary Governmental Authorities, including, without limitation, the Delaware Public Service Commission. There are no pending, nor to the Company’s knowledge, any threatened, proceedings before any Governmental Authority the objective or result of which is or could be to materially reduce or otherwise materially change adversely any of the Company’s rates for the provision of water services or otherwise have a Material Adverse Effect.

SECTION 4.20.          System Condition; Water Rights. The Company’s utility facilities reasonably meet present demand in all material respects, are constructed in a good and workmanlike manner, are in good working order and condition, and comply in all material respects with all applicable laws, rules, regulations, orders, codes, and the like. The Company has water rights with such quantities, priorities and qualities as are necessary adequately to service the present and reasonably anticipated needs of its customers. The Company controls, owns, or has access to all such water rights free and clear of the interest of any third party which would individually or in the aggregate materially adversely affect the Company’s intended use thereof and has not suffered or permitted any transfer or encumbrance of such water rights, has not abandoned such water rights, or any of them, and has not done any act or thing which would materially impair or cause a material loss of any such water rights.

SECTION 4.21.          [Intentionally Omitted]

SECTION 4.22.          Investment Company Act. The Company is not an “investment company” as that term is defined in, or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.23.          No Default Under Other Agreements. The Company is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default has had or would be reasonably expected to have a Material Adverse Effect.

SECTION 4.24.          Indebtedness. As of the Closing Date, the Company has  no secured Indebtedness or Off Balance Sheet Indebtedness other than, in each case, as set forth in the Company’s most recent annual report filed on Form 10-K and quarterly report filed on Form 10-Q, in each case as  filed with the Securities and Exchange Commission.

SECTION 4.25.          Solvency. The Company is and, after the consummation of the transactions contemplated by this Agreement and the other Credit Documents, will be Solvent.

SECTION 4.26.          Insurance. The Company maintains insurance for the benefit of the Company with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Company operates.

SECTION 4.27.          Franchise, Licenses, Etc. The Company possesses all material franchises, certificates, licenses, permits and other authorizations necessary for the operation of its businesses.

SECTION 4.28.          Sanctions. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, employee, agent or affiliate of the Company or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (A) the subject/target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively “Sanctions”) or (B) located, organized or resident is a country or territory that is, or whose government is, the subject of Sanctions.

ARTICLE 5
FURNISHING FINANCIAL AND OTHER INFORMATION

The Company hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, together with interest, fees and other monetary obligations hereunder have been paid in full and the Commitment expires or is terminated:

SECTION 5.01.          Annual Financial Statements of Company. The Company will furnish, or cause to be furnished, to the Lender as soon as available, and in any event within 120 days after the close of each fiscal year of the Company:

(i)          a balance sheet of the Company as of the close of such fiscal year, and

(ii)          statements of income, retained earnings and cash flow of the Company for such fiscal year,

in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Company as of the end of such fiscal year and the results of its operations for the fiscal year then ended and a written statement from such accountants that their examination in connection with such financial statements has been made in accordance with generally accepted auditing standards and auditing procedures as were considered necessary in the circumstances, and, to the extent applicable, disclosing all defaults by the Company in the performance of any obligation or under its certificate of incorporation of which they have obtained knowledge in making the examination necessary to their opinion.

SECTION 5.02.          Financial Statements of the Corporation.

(i)          Quarterly Statements. As soon as available and in any event within forty five (45) days after the end of each quarterly fiscal period (except the last) of each fiscal year of the Corporation, the Company will deliver to the Lender copies of:

(A) consolidated balance sheets of the Corporation and its subsidiaries as of the close of such quarterly period, and

(B) consolidated statements of income, retained earnings and cash flows of the Corporation and its subsidiaries, for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as presenting fairly the financial condition of the Corporation and its subsidiaries as of the end of such period and the results of their operations for such period, subject to changes resulting from year-end adjustments, by the chief financial officer of the Corporation.

(ii)          Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of the Corporation, the Company will deliver to Lender, copies in duplicate of:

(A) consolidated balance sheets of the Corporation and its subsidiaries as of the close of such fiscal year, and

(B) consolidated statements of income, retained earnings and cash flow of the Corporation and its subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Corporation to the effect that the consolidated financial statements have been prepared in conformity with GAAP and present fairly the financial condition of the Corporation and its subsidiaries as of the end of such fiscal year and the results of their operations for the fiscal year then ended and a written statement from such accountants that their examination in connection with such financial statements has been made in accordance with generally accepted auditing standards and auditing procedures as were considered necessary in the circumstances, and, to the extent applicable, disclosing all defaults by the Corporation in the performance of any obligation or under its certificate of incorporation of which they have obtained knowledge in making the examination necessary to their opinion.

SECTION 5.03.          SEC and Other Related Reports. The Company will deliver to the Lender, promptly upon their becoming available, copies of all registration and proxy statements and reports that the Company or the Corporation shall file with the Securities and Exchange Commission or any successor and corresponding Governmental Authority, and copies of such financial statements, reports, proxy statements and returns as it, or the Corporation, shall send to its or their stockholders or to the Trustee or file with any securities exchange.

SECTION 5.04.          Requested Information. The Company with reasonable promptness shall furnish the Lender such other data and information as may reasonably be requested.

SECTION 5.05.          Officer’s Annual Certificate. Concurrently with delivery of the financial statements referred to in Section 5.01 hereof, the Company will deliver to the Lender a certificate of its President or its Treasurer or Controller in the form attached hereto as Exhibit C.

SECTION 5.06.          Inspection. The Company will permit the Lender, or such person or persons as the Lender may designate in writing, to visit and inspect any of the properties of the Company and to examine its books of account and discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss with the Lender the finances and affairs of the Company), all at such reasonable times and as often as the Lender may desire; provided that, unless a Default or Event of Default exists, the Lender shall bear the cost of any such inspection.

SECTION 5.07.          Notice of Default. Promptly after becoming aware thereof, the Company will deliver to the Lender notice of the occurrence of any Default or Event of Default provided; however, that the failure to give such notice shall not affect the Lender’s rights and power to exercise any and all of the remedies specified herein.

SECTION 5.08.          Notice of Non-Environmental Litigation. Promptly after the commencement thereof, the Company will deliver to the Lender notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or Governmental Authority affecting it that, if adversely determined, could have a Material Adverse Effect.

SECTION 5.09.          Notice of Environmental Matters. Without limiting the provision of Section 5.08 hereof, promptly after receipt thereof, the Company will deliver to the Lender notice of its receipt of all pleadings, orders, complaints, indictments, or other written communications alleging a condition that would reasonably be expected to require the Company to undertake or to contribute to a cleanup or other response under any Environmental Law, or that seeks material penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of any Environmental Law, or that makes any material claim for personal injury or property damage as a result of environmental factors or conditions or that, if adversely determined, could otherwise have a Material Adverse Effect.

SECTION 5.10.          ERISA Reportable Events. Within 10 days after the Company becomes aware of the occurrence of any Reportable Event with respect to the Company, a statement describing such Reportable Event and the actions proposed to be taken in response to such Reportable Event.

ARTICLE 6
COVENANTS

The Company hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, together with interest, fees and other monetary obligations hereunder have been paid in full and the Commitment expires or is terminated:

SECTION 6.01.          Compliance With Laws and Agreements. The Company will comply with (i) all Applicable Laws  of all Governmental Authorities and of any court, arbitrator or grand jury, in respect of the conduct of its business and the ownership of its properties (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to equal employment opportunities or Environmental Laws), the violation of which could reasonably be expected to have a Material Adverse Effect; and (ii) all agreements, indentures, mortgages and other instruments to which it is a party or by which it or any of its property is bound, the violation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.02.          Capitalization. The Company agrees to purchase such equity in the Lender as the Lender may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in the Lender in connection with the Loans may not exceed the maximum amount permitted by the Lender’s Bylaws at the time this Agreement is entered into. The rights and obligations of the parties with respect to such equity and any distributions made on account thereof or on account of Borrower’s patronage with CoBank shall be governed by the Lender’s Bylaws and Capital Plan (as each may be amended from time to time). All such investments and all other equities that the Company may now own or hereafter acquire or be allocated in the Lender shall be subject to a statutory first Lien in favor of the Lender. The Lender shall not be obligated to set off or otherwise apply such equities to the Company’s obligations to the Lender.

SECTION 6.03.          Licenses, Etc. The Company will duly and lawfully obtain and maintain in full force and effect all licenses, certificates, permits, authorizations, approvals and the like that are material to the conduct of its business or that otherwise may be required by laws, to the extent the failure to do so could have a Material Adverse Effect.

SECTION 6.04.          Water Rights. The Company will maintain and procure water rights with such quantities, priorities and qualities as are necessary adequately to serve the present and reasonably anticipated needs of its customers. The Company will continue to control, own or have access to all such water rights free and clear of the interest of any third party, will not suffer or permit any transfer or encumbrance of such water rights, will not abandon such water rights, or any of them, and will not do any act or thing which would impair or cause the loss of such water rights.

SECTION 6.05.          Loans and Investments. The Company will not, after the date hereof, make any loan or advance to, invest in, purchase or make any commitment to purchase any commercial paper, stock, bonds, notes, or other securities of any person or entity (each, whether made directly or indirectly, (an “Investment”), other than:

(A)          commercial paper maturing not in excess of one year from the date of acquisition and rated “P1” by Moody’s or “A1” by S&P on the date of acquisition;

(B)          certificates of deposit in North American commercial banks rated “C” or better by Keefe, Bruyette & Woods, Inc., or “3” or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;

(C)          securities or deposits issued, guaranteed, or fully insured as to payment by the United States government or any agency thereof, and equity or investments in the Lender;

(D)          repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

(E)          stocks and other voting securities that are not included within the scope of clauses (A) through (D) above and are issued by corporations or other entities not engaged in any business other than the water or wastewater utility business and that are incorporated or organized under the laws of the United State of America or any state thereof; provided that prior to or as a result of such investment the Company holds not less than seventy five percent (75%) of the voting securities of such corporation or entity;

(F)          commercial paper, bonds, stocks or other securities that are not included within the scope of clauses (A) through (E) above and are issued by corporations or other entities incorporated or organized under the laws of the United State of America or any state thereof (collectively, “Other Investments”); provided that the aggregate amount (calculated based on cost) of all such Other Investments shall not at any time exceed One Million Dollars ($1,000,000); and

(G)          Loans to Artesian Water Maryland, Inc. in an aggregate principal amount not to exceed, at any one time outstanding, $10,000,000.

SECTION 6.06.          Guarantees.  The Company will not guarantee, assume or otherwise become obligated or liable with respect to the indebtedness or other obligations of any person or entity, other than in the ordinary course of its business.

SECTION 6.07.          Mergers; Acquisitions: Etc. The Company will not: (A) merge or consolidate with any other entity unless the Company shall be the continuing and surviving corporation and, after such merger or consolidation, there shall exist no Default or Event of Default; or (B) commence operations under any other name, organization or entity, including any joint venture.

SECTION 6.08.          Transfer of Assets. The Company will not sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets, except in the ordinary course of its business.

SECTION 6.09.          Change in Business. The Company will not engage in any business activity or operation different from or unrelated to its current business activities or operations.

SECTION 6.10.          Distributions. The Company will not make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders of the Company, or retire, redeem, purchase or otherwise acquire for value any shares of stock of the Company, if at the time thereof or after giving effect thereto a Default or Event of Default exists or would exist..

SECTION 6.11.          Preservation of Existence, Franchise and Assets. The Company will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority. The Company shall generally maintain its properties, real and personal, in good condition, and the Company shall not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.

          SECTION 6.12.Books and Records. The Company will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

          SECTION 6.13.Payment of Taxes and Other Indebtedness. The Company will pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefore have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would reasonably be expected to have a Material Adverse Effect.

          SECTION 6.14.Insurance. The Company will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with responsible and reputable insurance companies in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates. The Company agrees to deliver to CoBank such proof of compliance with this Section as Lender may from time to time require.

SECTION 6.15.          Performance of Obligation. The Company will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

SECTION 6.16.          Audits/Inspections. Upon reasonable prior notice and during normal business hours, the Company will permit representatives appointed by the Lender, including, without limitation, employees of the Lender, independent accountants, agents, attorneys, and appraisers, to visit and inspect the Company’s property, including its books and records, its accounts receivable and inventory, the Company’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Lender or its representatives to investigate and verify the accuracy of information provided to the Lender and to discuss all such matters with the officers, employees and representatives of the Company.

SECTION 6.17          .Nature of Business. The Company will not alter the character of its business from that of a water or wastewater utility company.

SECTION 6.18.          Arm’s-Length Transactions. The Company will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director or Affiliate other than on terms and conditions substantially as favorable to the Company as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director or Affiliate.

SECTION 6.19.          Fiscal Year; Organization Documents. The Company will not (a) change its fiscal year or (b) change its form of organization from a corporation organized under the laws of the State of Delaware.

SECTION 6.20.          Liens. The Company will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for the Lien of the Indenture and Liens permitted by the Indenture.

SECTION 6.21.          Indebtedness. The Company will not, nor will it permit any of its Subsidiaries to incur, assume, guarantee or in any other manner become liable, with respect to:

(A)          Short-Term Debt (including Company Obligations) in excess of, at any one time outstanding, $40,000,000.

(B)          Funded Indebtedness in excess of, at any one time outstanding, 66.67% of Total Permanent Capital of the Company and its consolidated subsidiaries.

SECTION 6.22.          EBITDA to Total Interest Expense Ratio.  The Company and its consolidated subsidiaries, if any, will have at the end of each fiscal year of the Company, an EBITDA to Total Interest Expense Ratio of not less than 2.50 to 1.00.

SECTION 6.23.          Sanctions, Etc.   The Company will not, directly or indirectly, use the proceeds of the loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or other relevant sanctions authority. In addition, the Company agrees that: (1) it will not become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or knowingly engage in any dealings or transactions with any such Person; and (2) no part of the proceeds of the loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption law.

ARTICLE 7
EVENTS OF DEFAULT

SECTION 7.01.          Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(A)          Payment.  The Company shall default in the payment when due of any principal of any of the Loans or in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder or under any of the other Credit Documents.

(B)          Representations.  Any representation, warranty or statement made or deemed to be made by the Company herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

          (C)Certain Covenants. The failure by the Company to perform or comply with any covenant or agreement set forth in this Agreement (excluding Sections 2.02, 5.07, 5.08, 5.09,  6.21, and 6.22), and such failure continues for thirty (30) days after written notice thereof shall have been delivered by the Lender to the Company;

          (D)Other Covenants. The failure by the Company to perform or comply with Sections 2.02, 5.07, 5.08, 5.09, 6.21 or 6.22 of this Agreement.

(E)          Cross-Default. The occurrence of any event of default under, or lapse of or failure on the part of the Company to observe, keep, or perform any covenant or agreement contained in any other Credit Document or any other agreement between the Company and the Lender, including, without limitation, any guaranty, loan agreement, security agreement, pledge agreement, indenture, mortgage or other agreement.

(F)          Other Indebtedness.  The Company should fail to pay when due any indebtedness to any other Person for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

(G)          Judgment. The rendering against the Company of a judgment for the payment of moneys in excess of Five Hundred Thousand Dollars ($500,000) and the continuance of such judgment unsatisfied and without stay of execution thereon for a period of forty-five (45) days after the entry of such judgment, or the continuance of such judgment unsatisfied for a period of forty-five (45) days after the termination of any stay of execution thereon entered within such first mentioned forty-five (45) days.

(H)          Bankruptcy, etc. The occurrence of any of the following with respect to the Company (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for any part of its property or order the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Company and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Company shall become insolvent or shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by the Company in furtherance of any of the aforesaid purposes.

(I)          ERISA.  The occurrence of any of the following events or conditions if the same, individually or in the aggregate, would be reasonably expected to result in a liability of an amount greater than or equal to $500,000: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any Lien shall arise on the assets of the Company or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Company or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Company or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Company or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(J)          Indenture.  An “Event of Default” (as defined in the Indenture) shall exist.

SECTION 7.02.          Acceleration; Remedies. Upon the occurrence and during the continuance of a Default or an Event of Default, the Lender shall have no obligation to make any Loan to the Company and may discontinue doing so at any time without prior notice. In addition, upon the occurrence of an Event of Default and at any time thereafter unless and until such Event of Default has been waived by the Lender, the Lender may, by written notice to the Company, take any of the following actions:

(A)          Termination of Commitments.  Declare the Commitment terminated whereupon the Commitment shall be immediately terminated provided, however, that upon the occurrence of an Event of Default under Section 7.01(H) hereof, the Commitment shall automatically terminate without the need to provide notice of any kind, which is hereby waived by the Company.

(B)          Acceleration of Loans.  Declare the unpaid amount of all Company Obligations to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided, however, that upon the occurrence of an Event of Default under Section 7.01(H) hereof, the Company Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

(C)          Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

(D)          Other Rights. Exercise all other rights provided in this Agreement, any other Credit Document, or under law.

In addition to the foregoing, upon the occurrence and during the continuance of an Event of Default the unpaid principal balance of the Loans, together with any overdue payments of interest, fees or other charges hereunder, shall automatically accrue interest at the Default Rate.

SECTION 7.03.          Application of Payments After Event of Default. Notwithstanding any other provisions of this Agreement, after the exercise of any remedies by the Lender pursuant to Section 7.02 (or after the Commitment shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Lender on account of amounts outstanding under any of the Credit Documents shall be applied as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable Attorney Costs) of the Lender in connection with enforcing the rights of the Lender under the Credit Documents;

SECOND, to payment of any fees or surcharges owed to the Lender;

THIRD, to the payment of all accrued interest payable to the Lender hereunder;

FOURTH, to the payment of the outstanding principal amount of the Loans;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

ARTICLE 8
MISCELLANEOUS

SECTION 8.01.          Notices and Other Communications; Facsimile Copies

          (A)General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All written notices and all other communications expressly permitted hereunder to be given by telephone shall be made to the applicable address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 8.01 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B)  if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (C) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (C) below), when delivered.

          (B)Effectiveness of Facsimile Documents and Signatures.  Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Company and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (C)Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Sections 5.01 through 5.04, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

          (D)Reliance by Lender.  The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowing and interest elections) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Company hereby consents to such recording.

SECTION 8.02.          Rights of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 7.02, the Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to hold, set-off and appropriate and apply any and all proceeds of any equity in the Lender, any deposits (general or special), and any other indebtedness at any time held or owing by the Lender (whether or not due) to or for the credit or the account of the Company against the Company Obligations irrespective of whether the Lender shall have made any demand hereunder and although such  Company Obligations, or any of them, may be contingent or unmatured; provided, however, that the Lender shall not be obligated to effect any such setoff. The Company hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 8.03 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

SECTION 8.03.          Successors and Assigns

          (A)Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participation Purchasers to the extent provided in subsection (B) of this Section and, to the extent expressly contemplated hereby, the Indemnities) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (B)Participations.  Without limiting the foregoing, the Lender may at any time, without the consent of, or notice to, the Company, sell participations to any Participation Purchaser in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans); provided that (i) if such sale is other than to a Farm Credit System
Institution, such sale shall be subject to the Company’s consent, which shall not be unreasonably withheld or delayed, (ii) the Lender’s obligations under this Agreement shall remain unchanged, (iii) the Lender shall remain solely responsible to the Company for the performance of such obligations and (iv) the Company and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participation Purchaser, agree to any amendment, waiver or other modification described in Section 8.06 that directly affects such Participation Purchaser. To the extent permitted by law, each Participation Purchaser also shall be entitled to the benefits of Section 8.02 as though it were a Lender, provided such Participation Purchaser agrees to share any amount received in excess of its pro rata share with the Lender and all other Participation Purchasers.

          (C)Nonrestricted Assignments.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Credit Documents (including under the Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations arising in connection with the issuance of notes by the Federal Farm Credit Banks Funding Corporation; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (D)Information.  The Lender may furnish any information concerning the Company in the possession of such Lender from time to time to Participation Purchasers (including prospective Participation Purchasers).

          SECTION 8.04.No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Company and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

          SECTION 8.05.Payment of Expenses, Etc.

          (A)The Company agrees (i) to pay or reimburse the Lender for all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (including, without limitation, the reasonable fees and expenses of Sherman & Howard L.L.C., special counsel to the Lender), and (ii) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Company Obligations and during any legal proceeding, including any bankruptcy or insolvency proceeding of the Company), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 8.05(A) shall be payable within ten Business Days after written notice is provided to the Company demanding payment therefor. In addition, the Company will pay all taxes (including interest and penalties) that may be payable in respect of the execution and delivery of this Agreement or any other Credit Documents or of any amendment of, or waiver or consent under or with respect to, this Agreement or the Note, and will hold the Lender harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax. The obligations of the Company under this Section 8.05 shall survive the payment of the Loans.

(B)          Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless the Indemnities from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment or any Loan, (c) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Company, any Subsidiary of the Company, or any liability resulting from any actual or alleged violation of Environmental Laws related in any way to the Company, any Subsidiary of the Company or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 8.05(B) shall be payable within ten Business Days after written notice is provided to the Company demanding payment therefor.  The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Company Obligations.

(C)          (C)          Payments Free of Taxes.  Any and all payments by or on account of any Company Obligation to Lender under any Credit Document shall be made without deduction or withholding for any taxes, except as required by Applicable Law.  If any Applicable Law requires the deduction or withholding of any tax from any such payment by the Company, then: (1) the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law; and (2) the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.  The Company’s obligations under this Section shall survive the repayment, satisfaction or discharge of all Company Obligations.

SECTION 8.06.          Amendments, Waivers and Consents. Neither this Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Lender and the Company; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Participation Purchaser affected thereby:

          (A)extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal;

          (B)reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees or other amounts payable hereunder;

          (C)reduce or waive the principal amount of any Loan;

          (D)increase or extend the Commitment (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of the Commitment);

          (E)release the Company from its obligations under the Credit Documents;

          (F)amend, modify or waive any provision of this Section 8.06, or Sections 7.01(A), 8.02, 8.03 or 8.05; or

          (G)consent to the assignment or transfer by the Company of any of its rights and obligations under (or in respect of) the Credit Documents.

          SECTION 8.07.Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

          SECTION 8.08.Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          SECTION 8.09. Survival of Indemnification and Representations and Warranties. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, and the repayment of the Loans and other Company Obligations and the termination of the Commitment hereunder.

          SECTION 8.10.Governing Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The Company irrevocably consents to the service of process out of any competent court in any action or proceeding with respect to this Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 8.01, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law.

          SECTION 8.11.Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

          SECTION 8.12.Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

          SECTION 8.13.Further Assurances. The Company agrees, upon the request of the Lender, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Agreement and the other Credit Documents.

          SECTION 8.14.Entirety. This Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

          SECTION 8.15.Binding Effect; Continuing Agreement.

(A)          This Agreement shall become effective at such time as all of the conditions set forth in Section 3.01 have been satisfied or waived by the Lender and it shall have been executed by the Company and the Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Company and the Lender and their respective successors and assigns.

(B)          This Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Company Obligations have been paid in full and the Commitment expires or has been terminated. Upon termination, the Company shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Company Obligations be rescinded or otherwise required to be restored or returned by the Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Lender in connection therewith shall be deemed included as part of the Company Obligations.

          SECTION 8.16.Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, in the event of any disclosure pursuant to this clause (c), the Lender shall promptly notify the Company of its disclosure of such Information); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 8.16, to (i) any  Participation Purchaser in, or any prospective Participation Purchaser in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Company; (g) with the consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.16 or (ii) has been available or becomes available to the Lender on a nonconfidential basis from a source other than the Company; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section 8.16, “Information” means all information received from the Company relating to the Company or its Subsidiaries or business. Any Person required to maintain the confidentiality of Information as provided in this Section 8.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Lender and the Company may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender or the Company relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

SECTION 8.17.          USA PATRIOT ACT. CoBank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow CoBank to identify the Company in accordance with the Act.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Second Amended and Restated Revolving Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	ARTESIAN WATER COMPANY, INC.

By:
Name:
Title:

LENDER:	CoBANK, ACB

By:
Name:
Title:

EXHIBIT A

DEFINITIONS AND RULES OF INTERPRETATION

          SECTION 1.01 Definitions. As used in the Agreement, any amendment thereto, or in any other Credit Document, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. “Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Agreement” shall have the meaning set forth in the introductory clause hereof, and shall be deemed to include all amendments hereto.

“Applicable Law” means all laws, rules, regulations, codes, and ordinances applicable to the Person, conduct, transaction, covenant or contract in question.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel.

“Banking Day” shall mean a day that is both a Business Day and a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which the Lender is closed for business.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Closing Date” means the date hereof.

“CoBank” shall have the meaning set forth in the introductory clause hereof, and shall include its successors and assigns.

“CoBank Base Rate” shall mean the rate of interest established by CoBank from time to time as its CoBank Base Rate, which rate is intended by CoBank as a reference rate and not its lowest rate. The CoBank Base Rate will change on the effective date of each change in the rate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Commitment” shall have the meaning set forth in Section 2.01.

“Company” means Artesian Water Company, Inc.

“Company Obligations” means, without duplication, all of the obligations of the Company to the Lender, whenever arising, under this Agreement, the Note or any of the other Credit Documents, including, without limitation, the obligation to pay principal, interest, fees, surcharges, premiums, expense, and other amounts owing hereunder.

“Corporation” shall have the meaning set forth in Section 4.01 hereof.

“Credit Documents” means this Agreement, the Note, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean the CoBank Base Rate plus 2% per annum.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“EBITDA To Total Interest Expense Ratio” shall mean a ratio of: (1) operating revenues minus operating expenses for the fiscal year, plus depreciation and amortization expenses for such fiscal year; to (2) total interest expense for such fiscal year (all as calculated on a consolidated basis in accordance with GAAP consistently applied). For the avoidance of doubt, in calculating operating expenses, interest expense and income taxes will not be included.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977,33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Company or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (0) of the Code.

“Eurocurrency Liabilities” shall have meaning as set forth in Regulation D.

“Event of Default” has the meaning specified in Section 7.01.

“Financial Officer” means any one of the chief financial officer, the chief accounting officer, the Vice President, Finance or the Senior Vice President, Finance and Planning of the Company.

“Funded Indebtedness” shall mean all bonds, debentures and other evidence of indebtedness of the Company and its Subsidiaries, secured or unsecured, for money borrowed but excluding (i) indebtedness maturing on demand or within one year from the date incurred and not renewable or extendable at the option of the debtor, (ii) indebtedness of the Company to any Subsidiary and any indebtedness of a Subsidiary to the Company, and (iii) indebtedness that has been called for redemption and for the payment of which monies have been irrevocably deposited with a trustee.  Funded Indebtedness shall be calculated on a consolidated basis, excluding all intercompany items, in accordance with GAAP consistently applied and shall include the portion of bonds, notes or other indebtedness maturing, or required to be redeemed, within one year from the date as of which Funded Indebtedness is being determined, provided that for purposes of computations under this Agreement, capitalized lease obligations shall be excluded from Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefore, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items and trade payables incurred in the ordinary course of business, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) capital lease obligations and (ii) Off Balance Sheet Indebtedness, (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (i) all net principal obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, (j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP .

“Indemnified Liabilities” has the meaning set forth in Section 8.05(B).

“Indemnities” means, collectively, the Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys- in-fact.

“Indenture” means that certain Indenture of Mortgage dated as of July 1, 1961 between the Company (successor to the Corporation) and Wilmington Trust Company, as Trustee as the same may from time to time be supplemented, modified, amended, renewed, extended or consolidated.

“Interest Period” means  a period commencing on the date the LIBOR Option is to take effect (including continuations and conversions) and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, or 9 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the ending month, then such period shall end on the last Banking Day in the relevant month.

“Investment” shall have the meaning set forth in Section 6.05 hereof.

“Lender” means CoBank, ACB, together with its successors and assigns.

 “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities for banks subject to Regulation D or required by any other federal law or regulation) quoted by the ICE Benchmark Administration ( “ICE”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on ICE’s official website.

“LIBOR Balance” shall mean a balance bearing interest at the LIBOR Option.

“LIBOR Option” shall have the meaning set forth in Section 2.04(A)(2).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loans” shall have the meaning set forth in Section 2.01 hereof.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or (c) the validity or enforceability of this Agreement, any of the other Credit Documents, or the rights and remedies of the Lender hereunder or thereunder.

“Maturity Date” shall have the meaning set forth in Section 2.01.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Company or any ERISA Affiliate and at least one employer other than the Company or any ERISA Affiliate are contributing sponsors.

“Note” shall have the meaning set forth in Section 2.08 hereof, as amended, modified, supplemented or replaced from time to time.

“OFAC” shall have the meaning set forth in Section 4.28 hereof.

“Off Balance Sheet Indebtedness” means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person.

“Other Investments” shall have the meaning set forth in Section 6.05(F) hereof.

“Participation Purchaser” means any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) to whom a Lender sells a participation as specified in Section 8.03(B).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Encumbrances” shall have the meaning set forth in the Indenture.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Company or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Regulation D, O, T, U or X” means Regulation D, O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect, any amendment thereto and any successor to all or a portion thereof

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Sanctions” shall have the meaning set forth in Section 4.28 hereof.

“Short-Term Debt” means debt of the Company that matures within one year of the date created.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” means, with respect to the Company as of a particular date, that on such date (a) the Company is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay as such debts and liabilities mature in their ordinary course, (c) the Company is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Company’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged or is to engage and (d) the fair value of the assets of the Company, taken as a whole on a going concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not, at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041 (a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the complete or partial withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan.

“Total Assets” means all assets of the Company and its consolidated Subsidiaries as shown on its most recent annual audited consolidated balance sheet, as determined in accordance with GAAP.

“Total Permanent Capital” shall mean, with respect to the Company and its Subsidiaries: (i) the sum of the par or stated value of all outstanding capital stock of the Company and all paid-in premiums thereon; (ii) all surplus, including capital and earned surplus but not including surplus from any revaluation of the Company’s assets after December 31, 2008; (iii) the minority interest (if any) in consolidated Subsidiaries, but not including any earned surplus of Subsidiaries prior to the date of acquisition of such Subsidiaries; and (iv) all Funded Indebtedness of the Company and such Subsidiaries.  Total Permanent Capital shall be calculated on a consolidated basis, excluding all intercompany items, and in accordance with GAAP consistently applied.

“Variable Rate Option” shall have the meaning set forth in Section 2.04(A)(1).

RULES OF INTERPRETATION

SECTION 2.01 Rules of Interpretation.  The following rules of interpretation shall apply to the Agreement, the other Credit Documents and all amendments to either of the foregoing:

          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.

Number.  All terms stated in the singular shall include the plural, and all terms stated in the plural shall include the singular.

          Including.  The term “including” shall be construed as meaning “including, but not limited to”.

          Default. The expression “while any Default or Event of Default shall have occurred and be continuing” (or like expression) shall be deemed to include the period following any acceleration of the Company Obligations (unless such acceleration is rescinded).

References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

          Renewal of Commitment. References in the Agreement to the renewal of the Commitment shall not be construed as obligating the Lender to renew the Commitment, and no obligation to renew the Commitment shall arise unless contained in a writing signed by the Lender.

EXHIBIT B
FORM OF PROMISSORY NOTE

SECOND AMENDED AND RESTATED
PROMISSORY NOTE

$20,000,000.00 Denver, Colorado
[ ], 2019

FOR VALUE RECEIVED, ARTESIAN WATER COMPANY, INC., a Delaware corporation (the “Company”), HEREBY PROMISES TO PAY to CoBank, ACB (“CoBank”), or its assigns, in lawful money of the United States and in immediately available funds, on the “Maturity Date” (as defined in the Revolving Credit Agreement referred to below) the principal amount of TWENTY  MILLION AND NO/100 DOLLARS ($20,000,000.00), or, if less, the aggregate unpaid principal amount of all Loans (as defined in the Revolving Credit Agreement referred to below) made by CoBank to the Company pursuant to the Revolving Credit Agreement and outstanding on the Maturity Date, whichever is less.  The Company also promises to pay interest on the unpaid principal balance of the Loans for the period such balance is outstanding in like money, at the rates of interest, at the times, and calculated in the manner, set forth in the Revolving Credit Agreement.  All payments made hereunder shall be made at the times and in the manner set forth in the Revolving Credit Agreement.

The Company hereby authorizes CoBank to endorse on a schedule to this Note: (i) the amount of all Loans; (ii) the interest rate elections made with respect thereto; and (iii) all payments of principal and interest in respect of such Loans, which endorsements, absent proof of error, shall be conclusive as to the outstanding principal amount of, and accrued and unpaid interest on, the Loans; provided however, that the failure to make such notation with respect to any Loan or payment shall not limit or otherwise affect the obligation of the Company under the Revolving Credit Agreement or this Note.

This is the Note referred to in that certain Second Amended and Restated Revolving Credit Agreement, dated as of [ ], 2019, by and between the Company and CoBank, as amended from time to time (the “Revolving Credit Agreement”), to evidence the Loans made by CoBank thereunder, all of the terms and provisions of which are hereby incorporated by reference. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

The Revolving Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence of an Event of Default and for prepayments on the terms and conditions specified therein.

The Company hereby waives presentment for payment, demand, notice of protest, notice of dishonor, and any other notice or formality with respect to this Note, and all defenses on the ground of delay or of any extension of time for payment hereof which may, without obligation, hereafter be given by the holder hereof.

Except to the extent governed by applicable federal law, this Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without reference to choice of law doctrine.

ARTESIAN WATER COMPANY, INC.

By:
Name:
Title:

SCHEDULE TO REVOLVING CREDIT NOTE

EXHIBIT C

FORM OF ANNUAL COMPLIANCE CERTIFICATE

TO:          COBANK, ACB

FROM:          ARTESIAN WATER COMPANY, INC.

DATE:          _______________, 20____

SUBJECT:	COMPLIANCE CERTIFICATE FOR FISCAL PERIOD ENDING ON ____________________, 20___.

Reference is hereby made to that certain Second Amended and Restated Revolving Credit Agreement dated as of [ ], 2019 (the “Credit Agreement”), between ARTESIAN WATER COMPANY, INC. (the “Company”) and COBANK, ACB (“Lender”). Capitalized terms used in this certificate and not defined herein shall have the meanings given to those terms in the Credit Agreement.

I am the _______________________________1 of the Company and am furnishing this Certificate to you pursuant to Section 5.05 of the Credit Agreement.

Attached hereto are the annual financial statements required by Section 5.01 of the Credit Agreement.  The undersigned hereby certifies that the annual financial statements present fairly, in all material respects, the financial conditions and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP consistently applied.

In addition to the above, attached hereto is a certificate calculating the financial covenants set forth in Sections 6.21 and 6.22 of the Credit Agreement. The undersigned hereby certifies that the financial covenants were calculated in a manner consistent with the requirements of the Credit Agreement.

I hereby certify that a review in reasonable detail of the activities of Company during the period covered by the financial statements attached hereto has been made or caused to be made under my supervision and that [please check one of the following boxes and, if the second box is checked, complete the information required thereunder]:

[ ] Such review has not disclosed the existence during or at the end of the period covered by the financial statements of any condition or event which constitutes a Default or an Event of Default;

[ ] Such review has disclosed the existence of the following Default(s) and/or Event(s) of Default [specify the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto]: ___________________________________________________.

(Signature)

(Print Name)

________________________________
(Title)

1 Must be from the President, Treasurer or Controller.

ARTESIAN WATER COMPANY, INC.

FINANCIAL COVENANT CERTIFICATE

For fiscal year ending on _______________

The undersigned hereby certifies to COBANK, ACB that set forth below are: (1) the financial ratios that the Company was required to achieve for the fiscal year end covered by this Certificate; and (2) the actual results achieved by the Company:

RATIO	Required	Achieved
Short Term Debt CoBank: $_____________ Other Lenders: $_____________	Not greater than $40,000,000
Ratio of EBITDA to Total Interest Expense: EBITDA: $___________ Total Interest Expense: $________	Not less than 2.50 to 1.00
Funded Indebtedness to Total Permanent Capital: Funded Indebtedness: $___________ Total Permanent Capital: $___________	Not greater than 66.7 of Total Permanent Capital

All of the above ratios were calculated in accordance with the terms of the Credit Agreement.

ARTESIAN WATER COMPANY, INC.

By:
Its:	Chief Financial Officer

SCHEDULE 4.04

LITIGATION

None

SCHEDULE 8.01

WRITTEN NOTICE AND TELEPHONIC COMMUNICATIONS

If to CoBank, to:

CoBank, ACB
6340 S. Fiddlers Green Circle
Greenwood Village, Colorado 80111
Facsimile:  (303) 740-4002
E-Mail: bervin@cobank.com
Attention:  Energy & Water Group

If to Artesian, to:
Artesian Water Company, Inc.
664 Churchmans Road
Newark, DE 19702
Facsimile: (302) 453-6957
E-Mail: dspacht@artesianwater.com
Attention: Chief Financial Officer